Exhibit 4.59

同意函

Consent Letter

The undersigned, Ding Wenting , a citizen of the People’s Republic of China (“China” or the “PRC”) with the PRC Identification No.: 430302196503071529, is the lawful spouse of Zhou Pengwu, a PRC citizen with the PRC Identification No.: 360302195410010513.  I hereby unconditionally and irrevocably agree on the execution of the following documents (hereinafter referred to as the “Transaction Documents”) by my spouse and the disposal of the equity interests of Beijing Aomei Yixin Investment Consultation Co., Ltd. (the “Company”) held by my spouse and registered under his name according to the Transaction Documents:

1)                 The Equity Interest Pledge Agreement by and among Shenzhen Pengai Hospital Investment Management Co., Ltd. (“Pengai Investment”) and the Company on April 23, 2021;

2)                 The Exclusive Option Agreement by and among Pengai Investment and the Company on  April 23, 2021;

3)                 The Economic Interest Transfer Agreement by and among Pengai Investment and the Company on April 23, 2021; and

4)                 The Power of Attorney issued to Pengai Investment on April 23, 2021.

I hereby confirm and agree that the equity interest in the Company currently and hereafter held by my spouse is his individual property, not the joint property of my spouse and I, which my spouse is entitled to dispose of on his own.  I hereby unconditionally and irrevocably waive any right or interest on such equity interest and its corresponding assets that may be granted to me by any applicable laws, and undertake not to raise any claim on such equity interest and its corresponding assets, including claiming that such equity interest and its corresponding assets constitute the joint property of my spouse and me, and claiming to participate in the daily operation management of the Company or in any way imposing influence on the determination of my spouse regarding such equity interest based on the claim aforementioned.  I further confirm that, my spouse is entitled to enjoy his rights and perform his obligations under the Transaction Documents on his own, and my separate authority or consent is not required for my spouse’s performance of the Transaction Documents, further amendment to or termination of the Transaction Documents or execution of other documents to replace the Transaction Documents.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as amended from time to time).

I hereby agree and covenant that I will not act in any manner in conflict with the arrangement contemplated under the Transaction Documents or this Spousal Consent Letter at any time.  If I acquire any equity interest of the Company for any reason, I shall be bound by the Transaction Documents (as amended from time to time), and comply with the obligations of shareholders of the Company under the Transaction Documents (as amended from time to time).  For such purpose, at the request of Pengai Investment, I will execute a series of written documents with the form and substance substantially the same as the Transaction Documents (as amended from time to time).

I hereby further confirm, covenant and undertake that, in any case, including without limitation, the divorce between my spouse and me, my spouse is entitled to handle the equity interest of the Company held by him and its corresponding assets, and I will not take any actions that may affect or prejudice my spouse’s performance of his duties under the Transaction Documents.

I hereby agree and undertake that, if I acquire any equity interests in the Company for any reason, I shall be bound by the Transaction Documents (as amended from time to time) and shall comply with the obligations of a shareholder of the Company thereunder.  For this purpose, upon the requests by Pengai Investment, I shall execute a series of written documents in substantially the same format and content as the Transaction Documents (as amended from time to time).

The covenants, confirmation, agreement, authorization under this Consent Letter shall not be revoked, impaired, nullified or adversely affected, due to the increase or decrease in the equity interests of the Company, merger or other similar events, or my incapability or death, or my divorce with my spouse and the like.

For matters not specified herein, including without limitation, the governing law, dispute resolution, definition and interpretation, shall be governed by the same provisions of the Transaction Documents.

This Consent Letter is written in Chinese and English.  In the case of any conflicts between the Chinese version and the English version, the Chinese version shall prevail.

This Consent Letter is signed on April 23, 2021.

[The remainder of this page is intentionally left blank]

(Signature Page of Consent Letter)

By:	/s/ Ding Wenting

签字页/Signature Page